As filed with the Securities and Exchange Commission on January 2, 2025
Securities Act File
No. 333-219103
Investment Company Act File
No. 811-23268

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form
N-2
(Check appropriate box or boxes)

☒	REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
☐	PRE-EFFECTIVE AMENDMENT NO.
☒	POST-EFFECTIVE AMENDMENT NO. 2

☒	REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
☒	AMENDMENT NO. 6
HIGHLAND OPPORTUNITIES & INCOME FUND
Exact Name of Registrant as Specified in Declaration of Trust

300 Crescent Court, Suite 700
Dallas,
TX
75201
Address of Principal Executive Offices (Number, Street, City, State, Zip Code)
800-357-9167
Registrant’s Telephone Number, including Area Code
Stephanie Vitiello, Esq.
c/o N
exPoint Asset Management, L.P.
300 Crescent Court
, Suite 700
Dallas,
TX
75201
Name and Address (Number, Street, City, State, Zip Code) of Agent for Service

Copies of Communications to:
Jon-Luc
Dupuy, Esq.
K&L Gates LLP
One Congress Street, Suite 2900
Boston, MA 02114-2023

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

☒
Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

☐
Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.
It is proposed that this filing will become effective (check appropriate box)

☐	when declared effective pursuant to Section 8(c) of the Securities Act
If appropriate, check the following box:

☐	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

☐
This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:

☐
This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:

☒
This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:
333-219103.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”)).

☐
If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE
This Post-Effective Amendment No. 2 to the Registration Statement on Form
N-2
(File Nos.
333-219103
and
811-23268)
of Highland Opportunities & Income Fund (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing certain exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 2 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form
N-2
setting forth certain exhibits to the Registration Statement. This Post-Effective Amendment No. 2 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits

(1)	Exhibits

(a)(i)	Third Amended and Restated Agreement and Declaration of Trust dated July 26, 2019, filed herewith.

(a)(ii)	Statement of Preferences for the 5.375% Series A Cumulative Preferred Shares dated July 29, 2019, filed herewith.

(a)(iii)	First Amendment to the Third Amended and Restated Agreement and Declaration of Trust dated October 15, 2019, filed herewith.

(a)(iv)	Second Amendment to the Third Amended and Restated Agreement and Declaration of Trust dated August 13, 2020, filed herewith.

(a)(v)	Third Amendment to the Third Amended and Restated Agreement and Declaration of Trust dated December 21, 2021, filed herewith.

(a)(vi)	Fourth Amendment to the Third Amended and Restated Agreement and Declaration of Trust dated May 15, 2023, filed herewith.

(b)	Third Amended and Restated By-laws of the Registrant dated December 21, 2021, filed herewith.

(s)(iii)	Power of Attorney for Dorri McWhorter dated May 1, 2022, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and the State of Texas, on the 2nd day of January, 2025.

/s/ Frank Waterhouse
Frank Waterhouse
Principal Executive Officer, Principal
Financial Officer, Principal Accounting Officer, and Treasurer

Pursuant to the requirements of the 1933 Act, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities set forth below on the 2nd day of January, 2025.

Signature	Title	Date

/s/ Dr. Bob Froehlich*	Trustee	January 2, 2025
Dr. Bob Froehlich

/s/ Ethan Powell*	Trustee	January 2, 2025
Ethan Powell

/s/ Dorri McWhorter*	Trustee	January 2, 2025
Dorri McWhorter

/s/ John Honis*	Trustee	January 2, 2025
John Honis

/s/ Bryan A. Ward*	Trustee	January 2, 2025
Bryan A. Ward

/s/ Frank Waterhouse	Principal Executive Officer, Principal Financial Officer,	January 2, 2025
Frank Waterhouse	Principal Accounting Officer, and Treasurer

* By: /s/ Frank Waterhouse	Frank Waterhouse Attorney in Fact*
January 2, 2025

*

Pursuant to powers of attorney dated May 1, 2022, filed herewith, and June 13, 2019, incorporated herein by reference to Exhibit (s)(2) to the Registration Statement on Form N-2A, File No. 811-23268, filed on June 26, 2019.